 Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of June 4, 2026 by and among Disciplined Growth Sponsor LLC and Robert Wotczak (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Disciplined Growth Acquisition Corporation, as of June 4, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: June 4, 2026	Robert Wotczak

	By:	/s/ Robert Wotczak
		Name:	Robert Wotczak

Date: June 4, 2026	Disciplined Growth Sponsor LLC

	By:	Robert Wotczak, its managing member

	By:	/s/ Robert Wotczak
		Name:	Robert Wotczak
		Title:	Managing Member